 Exhibit (d)(4)
Execution Version
December 24, 2023
Sir James Arthur Ratcliffe
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Trawlers Limited
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Reference is made to the proposed (i) purchase by Trawlers Limited (the “Buyer”) of up to 13,237,834 Class A ordinary shares of Manchester United plc (the “Company”), pursuant to a cash tender offer, (ii) acquisition by the Buyer of 25% of the issued and outstanding Class B ordinary shares of the Company, (iii) subscription by the Buyer for certain Class A and Class B ordinary shares of the Company for an aggregate subscription price of $200 million and (iv) subscription by the Buyer for certain Class A and Class B ordinary shares of the Company for an aggregate subscription price of $100 million (together, the “Investment”). This letter agreement is being delivered to the Buyer by Sir James Arthur Ratcliffe (the “Investor”) in connection with the Investment and is delivered alongside a proposed form of the transaction agreement between the Buyer, the Company and the sellers of such shares party thereto (the “Sellers”) in respect of the Investment (as may be amended from time to time, the “Transaction Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Transaction Agreement.
1.   Commitment.   The Investor hereby commits, subject to the terms and conditions set forth herein, that it shall provide to the Buyer equity funding (or otherwise provide funds to Buyer) (the “Funding”) in an aggregate amount not to exceed: (i) at the Expiration Time, $1,546,061,321 (the “Closing Commitment”), solely for the purpose of funding, and to the extent necessary to fund, the aggregate amount equal to (a) the Buyer’s obligation to consummate the sale and purchase of the Sale Shares (the “Sale Amount”), plus (b) the Buyer’s obligation to accept and pay for all Class A ordinary shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (the “Offer Amount”), (c) plus the Buyer’s obligation to subscribe for the Closing Subscription Shares (the “Subscription Amount”) and plus (d) the aggregate amount sufficient to consummate the transactions contemplated by the Transaction Agreement, including the payment of all costs and expenses designated as payable by the Buyer pursuant to the terms and conditions of the Transaction Agreement; and (ii) on the Subsequent Closing Date, $100,000,000 (the “Subsequent Closing Commitment”, together with the Closing Commitment, the “Commitments”) solely for the purpose of funding, and to the extent necessary to fund, an aggregate amount equal to the Buyer’s obligation to subscribe for the Subsequent Subscription Shares.
2.   Conditions.   The obligation of the Investor to fund the Commitments shall be subject to: (i) in the case of the Offer Amount, the satisfaction or waiver of the conditions precedent to the Buyer’s obligations in Annex I of the Transaction Agreement (other than those Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to the concurrent satisfaction or waiver of such Offer Conditions at the Offer Acceptance Time); (ii) in the case of the Sale Amount and the Subscription Amount, (a) the satisfaction or waiver of the conditions precedent to the Buyer’s obligations in Sections 8.01(a) and (b) of the Transaction Agreement (other than those conditions precedent that by their nature are to be satisfied at the Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Closing) and (b) the substantially concurrent consummation of the Closing in accordance with the terms and conditions of the Transaction Agreement; and (iii) in the case of the Subsequent Closing Commitment, (a) the satisfaction and waiver of the conditions set forth in Section 8.01(c) of the Transaction Agreement in respect of the Subsequent Subscription Shares (other than those conditions precedent that by their nature are to be satisfied at the Subsequent Closing, but subject to the concurrent satisfaction or waiver of such conditions precedent at the Subsequent Closing) and (b) the substantially concurrent consummation of the

Subsequent Closing in accordance with the terms and conditions of the Transaction Agreement; provided, in each case, that the Transaction Agreement has not been validly terminated pursuant to Section 9.01 thereof.
For the avoidance of doubt, the Investor shall not, under any circumstances, be obligated to provide Funding to the Buyer in an amount exceeding:
(X)   $1,546,061,321, in respect of the Closing Commitment; or
(Y)   $100,000,000, in respect of the Subsequent Closing Commitment.
3.   Termination.   This letter agreement, including, without limitation, the obligation of the Investor to fund the Commitments, will terminate automatically and immediately upon the earliest to occur of (i) with respect to the Closing Commitment, (a) the consummation of the Closing and payment of the Closing Commitment pursuant to and in accordance with the Transaction Agreement and (b) the valid termination of the Transaction Agreement in accordance with the terms of Section 9.01(a) of the Transaction Agreement and (ii) with respect to the Subsequent Closing Commitment, (a) the consummation of the Subsequent Closing and payment of the Subsequent Closing Commitment pursuant to and in accordance with the Transaction Agreement and (b) the valid termination of the Transaction Agreement in accordance with the terms of Section 9.01(b) of the Transaction Agreement. For the avoidance of doubt, any purported termination of the Transaction Agreement that is not, or is later determined not to have been, a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 3. Notwithstanding anything to the contrary in this Section 3, this Section 3 and Sections 4 through 10 hereof shall survive any such termination. Notwithstanding the foregoing, the Investor’s obligations under this letter agreement will terminate automatically and immediately upon the institution or assertion of any Proceeding (a “Claim”), by the Company or its controlled Affiliates against the Investor or any Investor Related Party arising under, or in connection with this letter agreement, the Limited Guarantee or the Transaction Agreement or any of the Transactions (a “Prohibited Claim”), other than a Claim by the Company or any Seller against (i) INEOS Industries Holdings Limited under the Confidentiality Agreement; (ii) the Investor or Buyer in accordance with the Transaction Agreement; and (iii) against the Investor or Buyer in accordance with the Limited Guarantee or this letter agreement (including Section 6 hereof) (the foregoing clauses (i),(ii) and (iii), the (“Non-Prohibited Claims”)).
4.   No Recourse.   Notwithstanding anything that may be expressed or implied in this letter agreement, no Person other than the Investor (and its assignees permitted by the terms of Section 5 below) shall have any liability for any obligations or liabilities hereunder and (a) no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any attorney or representative of the Investor, other than the Investor itself and other than the Buyer or its assignees under the Transaction Agreement (any such Person or entity, other than the Investor, its permitted assignees, the Buyer or any of its assignees under the Transaction Agreement, an “Investor Related Party”) or any of the Investor Related Parties’ attorneys or representatives (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Transaction Agreement and the transactions contemplated thereby or with respect to any legal, administrative, arbitral or other claim, action, suit, litigation, proceeding or governmental or regulatory investigations of any nature related hereto or thereto, including, without limitation, in the event that the Buyer breaches its obligations under the Transaction Agreement and including whether or not such breach is caused by the breach by the Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any Investor Related Party or any of the Investor Related Parties’ attorneys or representatives under this letter agreement or any documents or instruments delivered in connection herewith or with the Transaction Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Subject to Section 6, nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than the Buyer, the Sellers (solely to the extent provided for in Section 6 of this letter agreement) and the Investor, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement; provided, that the Investor Related Parties may enforce this Section 4.
5.   Assignment.   The obligations of the Investor hereunder to fund the Commitments may not be assigned (by operation of law, in a change of control transaction or otherwise) without the consent of the Sellers (which may be withheld in their sole discretion); provided that the Investor may assign all or a portion of its obligations to fund the Commitments to an entity that the Investor has both (i) sole economic ownership and voting control of and (ii) unencumbered decision making power over; provided, further, that no assignment is permitted if it would reasonably be expected to have the effect of impairing or delaying the Closing or the Subsequent Closing and such assignment shall not relieve the Investor of its obligations pursuant to this letter agreement (including its obligation to fund the full amount of the Commitments hereunder), except to the extent actually performed by such permitted assignee. For the avoidance of doubt, no assignee shall, upon valid assignment, be deemed to be an Investor Related Party. Any attempted assignment in derogation of the foregoing shall be null and void and of no force or effect.
6.   Third Party Beneficiaries.   The Investor acknowledges and agrees that (a) the Commitments made by the Investor pursuant to this letter agreement is a material inducement to the Sellers and the Company for them to enter into the Transaction Agreement and (b) each Seller and the Company is an express intended third-party beneficiary of the obligations of the Investor (and its permitted assigns) under this letter agreement to fund the Commitments. The Investor Related Parties may rely upon this letter agreement as express third-party beneficiaries with respect to Section 4 hereof. For clarity, this means that each of the Seller and the Company is entitled to equitable relief to specifically enforce the Investor’s obligation to fund its Commitments, in each case, if and only to the extent permitted by this letter agreement. Except as otherwise set forth in this Section 6, nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than the Buyer, the Company and the Sellers any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Buyer to enforce, the Commitments or any provisions of this letter agreement. For the avoidance of doubt, no party (including any of the Buyer’s creditors) other than the Buyer, the Company and the Sellers (solely to the extent set forth in this Section 6) shall have any rights against the undersigned pursuant to this letter agreement.
7.   Amendment; Waiver.   This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the Buyer, the Investor, the Company and each Seller, except that this letter agreement may be amended by sole action of the Investor solely to reflect the addition of one or more permitted assigns of all or a portion of the Investor’s obligation to fund the Commitments as and to the extent provided for in Section 5 hereof. No waiver by any party of any breach or violation of, or default under, this letter agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this letter agreement will operate as a waiver thereof.
8.   Counterparts; Effectiveness.   This letter agreement may be executed in any number of counterparts (including by means of facsimile, DocuSign and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument. This letter agreement shall become effective when each party shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this letter agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
9.   Confidentiality.   This letter agreement shall be treated as confidential and is being provided to the Buyer solely in connection with the entry by the Buyer into the Transaction Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Transaction Agreement and any documents or instruments delivered in connection herewith or therewith), except with the written consent of the Investor; provided that no such written consent shall be required for any disclosure of this letter agreement (a) to the extent required by Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Authority relating to the Transactions or (b) in connection with any claim or litigation relating to this letter agreement, the Transaction Agreement or the Transactions. The foregoing notwithstanding, and without prejudice to Section 6 hereof, this letter agreement may be provided to the Sellers if each Seller agrees to treat this letter as confidential except to the extent required by applicable Law.

10.   Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.   Sections 10.07 (Governing Law), 10.08 (Jurisdiction; Arbitration; Forum) and 10.09 (Waiver of Jury Trial) of the Transaction Agreement shall apply mutatis mutandis to this letter agreement.
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IN WITNESS WHEREOF, the undersigned have duly executed this letter agreement as of the date first written above.
SIR JAMES ARTHUR RATCLIFFE
/s/ Sir James Arthur Ratcliffe

[Signature Page to Equity Commitment Letter]

Accepted and Agreed:
TRAWLERS LIMITED
by:
/s/ Tristan Head

Name:
Tristan Head

Title:
Authorized Signatory

[Signature Page to Equity Commitment Letter]